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                                                                       EXHIBIT 9


                       TERMINATION OF EMPLOYMENT AGREEMENT

Agreement dated March 11, 2002 entered into between and among HARVEY GOLDBERG, an individual ("Executive"), 1515037 ONTARIO LTD., a corporation organized under the law of Ontario, Canada with their addresses at 8 North Bank Court, Thornhill, Ontario Canada L3T757 ("Ontario Ltd."), TOYMAX INTERNATIONAL, INC., a Delaware corporation with its offices at 125 East Bethpage Road, Plainview, New York 11803, U.S.A., ("Toymax International" or the "Company") and JAKKS PACIFIC, INC., a Delaware corporation with its offices at 22619 Pacific Coast Highway, Malibu, California , U.S.A. ("JAKKS"). The parties to this Agreement may also sometimes be referred to collectively as the "Parties" or singly as a "Party."

                              W I T N E S S E T H :

WHEREAS, Toymax International and Executive are parties to an employment agreement dated as of January 1, 2000 providing for Executive's employment by the Company as Executive Vice President (the "Employment Agreement").

WHEREAS, concurrently herewith JAKKS has acquired a majority of the outstanding shares of capital stock of Toymax International from certain shareholders of Toymax International, including Executive, pursuant to a Stock Purchase Agreement dated February 10, 2002 (the "Stock Purchase Agreement"); and

WHEREAS, as a condition to such acquisition, Executive and Toymax International agreed to terminate the Employment Agreement and Stock Options described herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Termination of Employment Agreement and Stock Options. Executive and the Company agree that the Employment Agreement and all stock options, including options granted to Executive under the Company's Stock Option Plan referred to in the Employment Agreement, and any other rights to acquire shares of stock or other securities of the Company and its Affiliates, are hereby terminated as of the date hereof. The Executive agrees that payment by the Company of US$200,000.00 to Ontario Ltd. shall constitute full and final settlement of all claims for salary, bonus, vacation pay or any other form of compensation or benefit due to him from the Company or any of its Affiliates or any equity or other interest in the Company or any of its Affiliates, including but not limited to the payments under the Executive Bonus Plan and Stock Appreciation Bonus referred to in the Employment Agreement. Executive represents and warrants to the Company that he is the sole stockholder, officer and director of Ontario Ltd. Executive acknowledges that the Company and Toymax International shall terminate forthwith the life insurance, disability and accident insurance and health insurance benefits referred to in the Employment Agreement. Such $200,000.00 payment shall be paid in twelve (12) substantially equal monthly installments on the last day of each month commencing with the month in which this Agreement is executed.

2. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      a. "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.
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      b.    "Competitive Product" means any product that competes with a
            Product.

      c. "Product" means any product developed, manufactured, sold or marketed by the Company or its Affiliates during the period of Executive's employment by the Company or its predecessors and their respective Affiliates.

      d. "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

      e. "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other improvement, development or discovery, invention, trade secret, process, system, technical information, know-how, proprietary right or intellectual property conceived, developed, created or made by Executive, alone or with others, during the period of his employment by the Company or its predecessors or their respective Affiliates in connection with the design, manufacture and marketing of the Products or otherwise in connection with the Company's operations and conduct of its business.


3.    Ownership of Trade Rights

      a. ACKNOWLEDGMENT BY EXECUTIVE. Executive and Ontario Ltd. each acknowledges and agrees that all of the Trade Rights are the sole property of Toymax International.

      b. "WORKS FOR HIRE". Executive and Ontario Ltd. each acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Executive for the Company or its predecessors and their respective Affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the "Work"), and any and all elements thereof, shall be deemed to constitute "works for hire" belonging to the Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in Toymax International. Executive and Ontario Ltd. each hereby transfers and conveys to Toymax International the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, "know-how", and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work. If the Work or any of the elements thereof is deemed not to be "works for hire" within the meaning of Title 17, United States Code, Section 101, then Executive and Ontario Ltd. each hereby assigns and transfers to Toymax International all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Executive hereby acknowledges. For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Executive and Ontario Ltd. each hereby grants to JAKKS and Toymax International an irrevocable power of attorney.


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4.    Restrictive Covenants.

      a. From and after the date hereof and until the first anniversary of the date hereof, Executive and Ontario Ltd. shall not, directly or indirectly through any Affiliate or other intermediary (a) manufacture, produce, sell, market or otherwise promote any Competitive Product or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with any Person that engages in the marketing or sale of Competitive Products, or authorize the use of its name in connection therewith, or (b) for himself or itself or on behalf of any other Person, employ, engage or retain any Person who at any time during the preceding 12-month period shall have been an employee of Toymax International or JAKKS or their respective Affiliates, or contact any supplier, customer or employee of Toymax International, JAKKS or their respective Affiliates for the purpose of soliciting or diverting any such supplier, customer or employee from Toymax International, JAKKS or their respective Affiliates. The foregoing provisions notwithstanding, Executive and Ontario Ltd. may invest their funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and Executive's and his Affiliates' (including Ontario Ltd.) aggregate holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer then outstanding. Executive and Ontario Ltd. each acknowledges that the provisions of this Section 4, and the period of time, the lack of any specific geographic area given the international nature of the business of the Company and its Affiliates, and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company and JAKKS and are an essential inducement to JAKKS entering into the Stock Purchase Agreement and acquiring shares of common stock of Toymax International from Executive and the other shareholders selling their shares to JAKKS pursuant to the Stock Purchase Agreement.

      b. Executive acknowledges that the type of services that he has performed for Toymax International and its Affiliates were of an intellectual and technical character required the disclosure of confidential and proprietary information of Toymax International and its Affiliates to him and resulted in the creation by him of information which is confidential and proprietary to Toymax International and its Affiliates, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of Toymax International whose shares are being purchased by JAKKS. Executive and Ontario Ltd. each acknowledges that the business of Toymax International and its Affiliates extends beyond the geographic area of the State of New York and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of Toymax International and its Affiliates. Executive and Ontario Ltd. each acknowledges that the remedy at law for any breach of this agreement by him will be inadequate and that, accordingly, JAKKS and Toymax International shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

      c. Executive acknowledges that he has received from the Company and its Affiliates (a "disclosing party") during the period of his employment by the Company information regarding the Company's Products and its business and affairs which constitutes confidential and proprietary information belonging to the Company ("Confidential Information"), and he and Ontario Ltd. shall not, at any time hereafter, use or disclose


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            any Confidential Information to any Person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Executive and Ontario Ltd. each agrees that:

            i. Executive and Ontario Ltd. will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that it uses with his own confidential material of a similar nature;

            ii. Executive and Ontario Ltd. will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

            iii. Executive and Ontario Ltd. will not utilize Confidential Information without first having obtained the disclosing party's written consent to such utilization.

      d. The commitments set forth in paragraph 4(b) above shall not extend to any portion of Confidential Information:

            i.    that is generally available to the public;

            ii. that was known to Executive or Ontario Ltd prior to disclosure (excluding information regarding Toymax International and its Affiliates which would otherwise be Confidential Information that was disclosed to Executive during the period of his employment by the Company or its predecessors or their respective Affiliates or that was disclosed to Executive in connection with his acting as a director of the Company or its predecessors or their respective Affiliates, and excluding any other non-public information concerning Products under development by or for the Company or its Affiliates;

            iii. that was not acquired, directly or indirectly and/or in any manner, from Toymax International or any of its Affiliates and which Executive or Ontario Ltd. lawfully had in his or its possession prior to the date of this Agreement;

            iv. that, hereafter, through no act or omission on the part of the Executive or Ontario Ltd., becomes information generally available to the public.

      e.    At any time upon written request by JAKKS or the disclosing party,
            (i) the Confidential Information, including any copies, shall be returned to JAKKS or the disclosing party, and (ii) all documents, drawings, specifications and any other material whatsoever in the possession of the Executive or Ontario Ltd. that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive or Ontario Ltd. shall, at the disclosing party's or JAKKS' option, be returned to the disclosing party or JAKKS or destroyed.

      f. In the event that Executive or Ontario Ltd. becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide JAKKS with prompt prior written notice of such requirement so that it or the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or JAKKS waives compliance with the provisions hereof, the Executive and Ontario Ltd. agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.




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5.    Miscellaneous.

      a. FEES AND EXPENSES. Each Party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement.

      b. NOTICES. Any Notice or demand required or permitted to be given or made hereunder to or upon any Party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or
            (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such Party at the following address:


            to JAKKS:         22619 Pacific Coast Highway
                              Malibu, California 90265
                              Attn: President
                              Fax:  (310) 456-7099

            with a copy to:   Feder, Kaszovitz, Isaacson,
                              Weber, Skala, Bass & Rhine LLP
                              750 Lexington Avenue
                              New York, New York 10022
                              Attn: Murray L. Skala, Esq.
                              Fax:  (212) 888-7776


            to Executive or Ontario Ltd. at:

                              8 North Bank Court
                              Thornhill, Ontario, Canada L3T757
                              Fax:  905-731-1570

            with a copy to:   Brown Raysman Millstein
                              Felder & Steiner LLP
                              900 Third Avenue
                              New York, New York 10022
                              Attn: Joel M. Handel, Esq.
                              Fax:  (212) 812-3310

            or such other address as any Party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

      c. AMENDMENT. Except as otherwise expressly provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.



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      d.    WAIVER. No course of dealing or omission or delay on the part of any
            Party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the Party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

      e. GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. Each Party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, United States of America, and to the jurisdiction of the United States District Court for the Southern District of New York, New York, New York, United States of America with respect to any matter arising out of this Agreement, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by Paragraph 5(b) hereof.

      f. SEVERABILITY. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

      g. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

      h. FURTHER ASSURANCES. Each Party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other Party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

      i. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a Party hereto.

      j. ASSIGNMENT. The Executive's obligations under this Agreement may not be assigned without the prior written consent of JAKKS, and any purported assignment without such consent shall be void and without effect.

      k. TITLES AND CAPTIONS. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

      l. GRAMMATICAL CONVENTIONS. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized


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            term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

      m. REFERENCES. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

      n. NO PRESUMPTIONS. Each Party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No Party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other Party hereto drafted or controlled the drafting of this Agreement.

      o. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.

IN WITNESS WHEREOF, the individual parties and each of the corporate parties by their respective duly authorized officers, have duly executed this Agreement as of the date set forth in the Preamble hereto.

TOYMAX INTERNATIONAL, INC.


By:   /s/ SANFORD B. FRANK
      --------------------------
      Name:  Sanford B. Frank
      Title: Secretary

JAKKS PACIFIC, INC.

By:   /s/ JOEL M. BENNETT
      --------------------------
      Name:  Joel M. Bennett
      Title: Exec. VP/CFO

/s/ HARVEY GOLDBERG
--------------------------------
Harvey Goldberg


1515037 ONTARIO LTD.


By:   /s/ HARVEY GOLDBERG
      --------------------------
      Name:  Harvey Goldberg
      Title: President



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